Exhibit 10(b)

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 14, 2005, relating to the financial statements and financial highlights which appear in the November 30, 2004 Annual Report to Shareholders of The U.S. Large Company Series (one of the portfolios within The DFA Investment Trust Company), which is also incorporated by reference into this Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accountant” and “Financial Statements” within the Statement of Additional Information in such Registration Statement.

PricewaterhouseCoopers LLP

Fort Lauderdale, Florida

June 28, 2005